EXHIBIT 21

SUBSIDIARIES OF UMH PROPERTIES, INC.

Lake Sherman Village, Inc., an Ohio corporation
Mobile Home Village, Inc., a New Jersey corporation
Oxford Village Homes, LLC, a Pennsylvania limited liability company
Oxford Village Ltd, a Pennsylvania limited partnership
UMH of Coxsackie, LLC, a New York limited liability company
UMH of Indiana, Inc., an Indiana corporation
UMH of Nashville, Inc., a Tennessee corporation
UMH PA I, LLC, a Pennsylvania limited liability company
UMH PA II, LLC, a Pennsylvania limited liability company
UMH Sales and Finance, Inc., a New Jersey corporation
United Mobile Homes of Buffalo, Inc., a New York corporation
United Mobile Homes of New York, Inc., a New York corporation
United Mobile Homes of Ohio, Inc., an Ohio corporation
United Mobile Homes of Pennsylvania, Inc., a Pennsylvania corporation
United Mobile Homes of Tennessee, Inc., a Tennessee corporation
United Mobile Homes of Vineland, Inc., a New Jersey corporation